UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
Schedule 14A Information
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No. 1)

Filed by the Registrant  ☒   Filed by a Party other than the Registrant  ☐
Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material under §240.14a-12
Zentalis Pharmaceuticals, Inc.
(Name of Registrant as Specified In Its Charter)
n/a
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check all boxes that apply):

☒	No fee required

☐	Fee paid previously with preliminary materials

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11

ZENTALIS PHARMACEUTICALS, INC.
SUPPLEMENT TO THE DEFINITIVE PROXY STATEMENT
FOR THE ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON JUNE 16, 2026

May 27, 2026

Dear Zentalis Stockholder,

The proxy statement for the 2026 Annual Meeting of Stockholders, or the Proxy Statement, of Zentalis Pharmaceuticals, Inc., a Delaware corporation, or the Company, to be held on June 16, 2026, or the Annual Meeting, was filed with the U.S. Securities and Exchange Commission, or the SEC, on April 30, 2026. Since then, there have been developments regarding the Board of Directors, or the Board, of the Company. We are reaching out to you to describe these recent events and to supplement portions of the Proxy Statement as set forth in this Supplement to the Proxy Statement, or the Supplement. This Supplement should be read in conjunction with the Proxy Statement.

Recent Developments Regarding the Board of Directors

Effective May 22, 2026, the Board increased its size from six to seven directors and appointed Shannon Campbell, as a Class I director. Ms. Campbell's initial term is scheduled to expire at the Company's 2027 Annual Meeting of Stockholders, subject to the election and qualification of her successor and her earlier death, resignation or removal. Ms. Campbell has also been appointed to serve on the Compensation Committee of the Board, or the Compensation Committee.

Ms. Campbell is entitled to receive compensation for her service as a director in accordance with the Company's Non-Employee Director Compensation Program applicable to all non-employee directors, or the Director Compensation Program, which provides for an annual retainer of $45,000 for her Board service, and additional annual retainer of $7,500 for her service as a member of the Compensation Committee.

In accordance with the Director Compensation Program, as a new non-employee director, Ms. Campbell was granted restricted stock units, or RSUs, covering 114,200 shares of the Company's common stock on May 26, 2026, which number of shares was determined by multiplying (i) the number of common shares outstanding as of the day prior to the date of grant, by (ii) 0.16% (such percentage determined by the board). The initial RSU grant vests over three years with one-third of the underlying shares vesting on each of the first, second and third anniversaries of the date of grant.

Also in accordance with the Director Compensation Program, after Ms. Campbell has served on the Board for at least six months, Ms. Campbell is entitled to receive an annual equity grant on the date of the Company's next annual meeting of stockholders of RSUs covering that number of shares of the Company's common stock as is determined by multiplying (i) the number of common shares outstanding as of the day prior to the date of grant, by (ii) 0.08%. Annual RSU awards granted to non-employee directors vest in full on the first to occur of (i) the first anniversary of the applicable grant date, and (ii) the next occurring annual meeting of the Company's stockholders.

Pursuant to the Director Compensation Program, the initial and annual equity awards granted to Ms. Campbell under the Director Compensation Program vest in full upon a change in control and, in each case, are subject to Ms. Campbell's continued service through the applicable vesting date.

Ms. Campbell has also entered into the Company's standard indemnification agreement for directors and officers.

Ms. Campbell does not beneficially own any shares of the Company’s common stock.

The Board determined that Ms. Campbell (i) qualifies as “independent” in accordance with the listing requirements of Nasdaq, (ii) is independent for purposes of serving on a compensation committee under Rule 10C-1 promulgated under the Securities Exchange Act of 1934, as amended, or the Exchange Act, and the Nasdaq listing rules, including those related to compensation committee membership, and (iii) does not have a relationship to the Company which is material to her ability to be independent from management in connection with the duties of a compensation committee member.

Impact on Voting at the Annual Meeting

Stockholders do not need to take any action if they have already voted their shares for the Annual Meeting. All of the nominees named in the Proxy Statement sent or made available to the Company’s stockholders will stand for election at the Annual Meeting. The form of proxy card included in the Company’s definitive proxy materials remains valid, and no new proxy cards are being distributed.

If you have already voted and wish to change your vote based on any of the information contained in this Supplement or otherwise, you may change your vote or revoke your proxy at any time before it is voted at the Annual Meeting. Important information regarding how to vote your shares of common stock and how to revoke or change a proxy already given is described in the Proxy Statement under the section titled “Questions and Answers About the 2026 Annual Meeting of Stockholders—Can I change or revoke my vote after I submit my proxy?”

Biographical Information of New Class I Director

Shannon Campbell, 60, has served as a member of our Board of Directors since May 2026. Ms. Campbell has served on the Board of Directors of Black Diamond Therapeutics (Nasdaq: BDTX) since April 2024. Previously, Ms. Campbell served as the Executive Vice President and Chief Commercial Officer of Merus N.V. (acquired by Genmab A/S), or Merus, a then-publicly traded commercial-stage oncology company engaged in developing multi-specific antibody therapeutics, from February 2022 to January 2026, where she was responsible for Merus’s global commercialization strategy and activity. Before joining Merus, from August 2017 to January 2022, Ms. Campbell worked at Novartis AG (NYSE: NVS), or Novartis, a multinational pharmaceutical corporation, where she led Novartis’s U.S. Oncology Solid Tumor Franchise, and was responsible for a broad portfolio of therapies in oncology and rare diseases. Prior to Novartis, from 2005 to 2017, Ms. Campbell was at Bayer HealthCare Pharmaceuticals Inc., a biopharmaceutical company, where she served in roles of increasing responsibility, most recently as Vice President & General Manager, Oncology. Earlier in her career, Ms. Campbell held positions of increasing responsibility at Abbott Labs (NYSE: ABT), a biotechnology company, from 2003 to 2005, and Pharmacia heritage companies (Pharmacia & Upjohn, The Upjohn Company), from 1989 to 2003. Ms. Campbell holds a B.S. degree from Ithaca College and has completed leadership, strategy, and finance programs at the University of Michigan Ross School of Business, IMD, Harvard Business School, and The Wharton School, University of Pennsylvania. We believe Ms. Campbell's extensive experience in the biopharmaceutical industry, particularly in leading global commercial strategy and building oncology franchises, makes her qualified to serve on our Board.

Sincerely,

/s/ Julie Eastland
Julie Eastland
President and Chief Executive Officer